Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of June 1, 2017 (“Effective Date”), by and among McAfee Employee Holdings, LLC (the “Company”), Foundation Technology Worldwide LLC (“Parent”) and Christopher D. Young (“Executive”). This Agreement shall become effective as of the Effective Date.

WHEREAS, the Company desires to employ Executive on the terms and conditions contained herein; and

WHEREAS, Executive desires to be employed by and render services to the Company upon and subject to the terms, conditions and other provisions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT

1.1 Agreement and Term. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. Unless terminated earlier as set forth in Section 3 herein, Executive’s employment and the term under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 3 below (the “Term”).

1.2 Position and Duties. Except as otherwise provided in this Agreement, during the Term of this Agreement, Executive shall serve as the Chief Executive Officer of the Company and Parent, and shall report directly to the Board of Managers of Parent (the “Board”). In addition, for so long as Executive remains the Chief Executive Officer of Parent, Executive shall serve as a member of the Board. Executive shall perform duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar capacity at a similar company. Executive’s principal work location shall be at the Company’s offices in Santa Clara, California or such other location as Executive and the Company shall mutually agree, (hereinafter the “Principal Place of Business”) provided that Executive may be required to travel as reasonably necessary in order to perform his duties and responsibilities hereunder. Executive shall carry out his duties and responsibilities at all times in compliance with the Company’s written policies and procedures that have been made available to Executive, as in effect from time to time. Executive shall also perform such other duties, commensurate with his position, as reasonably requested by the Board, including service as an officer or director of Parent or any of its Subsidiaries (as defined in the LLC Agreement, as defined below) (together with Parent, and each individually a member of, the “Company Group”) without additional compensation. During the Term of this Agreement, Executive shall use his best business efforts to serve the Company Group faithfully, diligently and competently and to the best of his ability, and to devote his full time business hours, energy, ability, attention and skill to the business of the Company Group; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities that are conducted outside normal business hours and permitted under Section 1.3 hereof.

1.3 Outside Activities. During the Term of this Agreement, (i) with the prior written consent of the Board, Executive may serve on the board of directors of a for-profit entity and as a director or advisor of other not-for-profit educational, welfare, social, religious and civic organizations (which consent is hereby granted for Executive’s service to the Board of Directors of Snap Inc. and on the National Security Telecommunications Advisory Committee), and (ii) Executive may perform charitable and other activities, and manage his personal investments; provided, however, that in the case of either (i) or (ii) such activities do not materially interfere with the performance of his duties hereunder and otherwise to the Company Group and are not in conflict or competitive with, or adverse to, the interests of the Company Group. Executive shall not, however, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with the Company Group.

2. COMPENSATION AND BENEFITS; EXPENSES

2.1 Salary. The Company shall compensate and pay Executive for his services at a rate equivalent to $585,000 per year (the “Base Salary”), less payroll deductions and all required tax withholdings, which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives, but no less frequently than semi-monthly. The Base Salary shall be subject to annual review and possible increase by the Board based on individual and Company performance.

2.2 Bonus. With respect to each fiscal year of the Company ending during the Term and subject to the achievement of any applicable performance goals, based on corporate, business unit and/or individual performance, to be established by the Board after conferring with Executive, Executive shall be entitled to participate in the Company’s annual incentive plan, as such, and on such terms and conditions as, may be established by the Board from time to time, under which Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount initially equal to 125.708% of the Base Salary (the “Target Bonus”), subject to Executive being employed with the Company on the date that the Annual Bonus is paid (except as otherwise provided in Section 3). The Company shall pay earned Annual Bonuses to Executive no later than 2 1⁄2 months following the end of each fiscal year. The Target Bonus shall be subject to review and possible increase by the Board based on individual and Company performance at the Board’s sole discretion.

2.3 Employee Benefits. During the Term of this Agreement, to the extent eligible under the applicable plans or programs and applicable law, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental, death and disability and other insurance coverage and group retirement plans. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program, subject to the terms of the applicable plan or program.

2.4 Vacations. Executive shall be entitled to twenty (20) days of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as Executive shall determine, subject to the business needs of the Company Group. Vacation shall otherwise be subject to the policies of the Company Group, as in effect from time to time.

2.5 Long-Term Incentives.

(a) As soon as practicable following the Effective Date, Parent will grant Executive restricted share units payable in Class A Units of Parent (such restricted share units, the “RSUs”, and such Class A Units the “Class A Units”), Management Incentive Units of Parent (the “Management Incentive Units”), and (unless Executive elects otherwise) a cash award (the “Cash Award”) in each case, pursuant to the Foundation Technology Worldwide LLC 2017 Management Incentive Plan (the “Plan”).

(b) Pursuant to this Section 2.5, Executive will be granted 910,000 Management Incentive Units and 90,000 RSUs, which together will represent approximately 1% of the units, convertible securities and other equity-based awards of Parent outstanding as of the date of grant, calculated on a fully-diluted basis but without including (i) any Redemption Units (as defined in the LLC Agreement (as defined below)) and (ii) any units that may be issued in settlement of RSUs granted in lieu of cash-based awards that are scheduled to vest on or before April 3, 2018. The amount that may become payable under the Cash Award is $7,054,358 (inclusive of amounts paid prior to the Effective Date), which represents the value of Executive’s unvested Intel restricted stock units, unvested Intel outperformance restricted stock units (with performance determined in accordance with Section 7.1(j) of the Subscription Agreement by and among Parent, Intel Corporation and TPG VII Manta Holdings, L.P. dated as of September 6, 2016, as amended (the “Subscription Agreement”)) and unvested Intel stock options, in each case, that were scheduled to vest not later than April 3, 2018; provided that the amount payable under such Cash Award will be reduced by the value of any additional RSUs that Executive elects to receive in lieu of any portion of such Cash Award; and provided further that, in the event Executive so elects, Executive will be granted additional RSUs with an aggregate Fair Market Value (as defined in the LLC Agreement) equal to the amount of such portion of the Cash Award that Executive elects not to receive.

(c) The specific terms and conditions governing all aspects of the RSUs, Management Incentive Units and the Cash Awards shall be consistent with the Plan and as set forth in the grant agreement governing such awards, and as a condition to receiving the Class A Units and Management Incentive Units, Executive shall be required to become party to Parent’s Amended and Restated Limited Liability Company Agreement dated as of April 3, 2017 (the “LLC Agreement” and together with the Plan and the applicable grant agreement, the “LTI Agreements”).

(d) As soon as practical after the Effective Date, Executive shall be given the opportunity to purchase Class A Units at the same price per Class A Unit as is paid by TPG VII Manta Holdings, L.P. at the closing of the transactions contemplated by the Subscription Agreement, subject to Executive executing a subscription agreement in the form provided by the Company and the LLC Agreement.

(e) Notwithstanding anything in the LTI Agreements or the subscription agreement to the contrary, if Parent exercises its call rights pursuant to Section 13 of the LLC Agreement in respect of any vested Class A Units or Management Incentive Units and Executive believes in good faith that the Fair Market Value (as defined in the LTI Agreements) of such Class A Units or Management Incentive Units is greater than the amount determined by the Board of Managers (as defined in the LTI Agreements), then Executive may deliver a written objection notice to Parent within thirty (30) days of such determination (an “Objection Notice”). If Executive timely delivers such an Objection Notice, then Parent will promptly engage an Independent Appraiser. The Independent Appraiser will be engaged to deliver to Parent and Executive a written determination (such determination to include a report setting forth all material analyses used in arriving at such determination) within sixty (60) days of being engaged stating the Independent Appraiser’s determination of the fair market value, as of the date the notice of repurchase was delivered, of such vested Class A Units and/or Management Incentive Units, as applicable, as determined by such Independent Appraiser shall be deemed to be the Fair Market Value and shall be final and binding on the parties. If such Fair Market Value determined by the Independent Appraiser is at least 10% higher than the Fair Market Value previously determined by the Board of Managers, then the costs and expenses of such Independent Appraiser shall be borne by Parent. If such Fair Market Value determined by such Independent Appraiser is not at least 10% higher than the Fair Market Value previously determined by the Board of Managers, then the costs and expenses of such Independent Appraiser shall be borne by Executive (which costs and expenses may, in whole or in part, be deducted from the cash or other consideration otherwise deliverable to Executive in respect of the repurchase of such Class A Units and/or Management Incentive Units or any other payment owing to Executive by the Company Group).

For purposes of this Agreement, “Independent Appraiser” means an independent appraiser selected by Parent and agreed upon by Executive (which agreement shall not be unreasonably withheld or delayed).

2.6 Business Expenses. The Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company Group, including, but not limited to, travel and entertainment expenses commensurate with his duties hereunder (including attendance at industry conferences), subject to the Company Group’s policies as periodically reviewed by the Board and in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company Group.

3. TERMINATION

3.1 Notice of Termination. With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party. “Notice of Termination” means a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) specifies a Termination Date, except in the case of the Company’s termination of Executive’s employment for Cause, for which the Termination Date may be the date of the notice. “Termination Date” means (i) if Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination, (ii) in the case of termination of employment due to death, the date of Executive’s death, or (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice which, in the event of a termination by Executive without Good Reason, shall not be less than thirty (30) days after such notice, unless otherwise agreed to by the parties. For purposes of clarification, the Term shall end on the Termination Date.

3.2 Termination Due to Death or Disability. If Executive’s employment and the Term is terminated by reason of Executive’s death or Disability, Executive or his estate shall be entitled to receive: (a) Executive’s earned but unpaid Base Salary through the Termination Date; (b) an amount for reimbursement, paid within thirty (30) days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.5 and in accordance with Company Group policy; (c) any earned but unpaid Annual Bonus related to the completed fiscal year preceding the fiscal year in which termination of employment occurs (the “Prior Year’s Bonus”); (d) any earned and unused vacation, paid when required by applicable law and no later than thirty (30) days following the Termination Date; and (e) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (e) hereof being referred to as the “Accrued Rights”). For purposes hereof, “Disability” means Executive is unable to perform the essential functions of his position with substantially the same level of quality as immediately prior to such incapacity (notwithstanding the provision of any reasonable accommodation) by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of one hundred twenty (120) or more consecutive days or one hundred and twenty (120) days during any consecutive six (6) month period, as determined by a physician to be selected by mutual agreement between Executive and the Company.

3.3 Termination by Executive for Other Than Good Reason. In the event Executive terminates his employment and the Term for other than Good Reason, Executive shall be entitled to receive the Accrued Rights.

3.4 Termination by the Company for Cause. In the event the Company terminates his employment and the Term for Cause, Executive shall be entitled to receive the Accrued Rights (other than the Prior Year’s Bonus).

3.5 Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment and the Term is terminated by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled, in addition to the Accrued Rights and subject to Executive’s continued compliance with this Agreement and the LTI Agreements, and Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company Group in the form attached hereto as Exhibit A (the “Release”) within the sixty (60) day period following the date of the termination of Executive’s employment (the “Release Period”) to receive:

(a) equal or substantially equal payments over the twelve (12)-month period following the date of termination (the “Severance Period”), in an aggregate amount equal to one (1) times (x) Executive’s then-current Base Salary plus (y) the Target Bonus, with such amounts to be paid in accordance with regular payroll practices, less applicable withholdings and taxes;

(b) Executive’s Annual Bonus for the year in which the Termination Date occurs with payment based on actual performance during the year of termination, pro-rated to reflect the number of days during the bonus year in which Executive was employed by the Company;

(c) provided that Executive timely elects COBRA (as defined below) coverage, a taxable subsidy (the “COBRA Subsidy”) to participate in the Company’s medical, dental and vision plans, in an amount, on an after-tax basis, that is equal to the employer-paid portion for active employees who elect the same type of coverage (e.g., individual only, individual plus family, etc.) through the earlier of the end of the twelve (12)-month period immediately following the Termination Date and the time at which Executive becomes eligible for group health coverage from another employer, with such subsidies payable by the Company on a monthly basis in substantially equal installments not later than the end of the month to which they relate. Executive must notify the Company within seven (7) days of learning that he will become eligible to for group health coverage from another employer.

(d) full accelerated vesting upon the Termination Date of all Cash Awards granted pursuant to Section 2.5 above, with such Cash Awards to be paid out within sixty (60) days of the Termination Date in the form of a lump sum in cash equal to their value; and

(e) full accelerated vesting upon the Termination Date of all RSUs granted pursuant to Section 2.5 above, with such RSUs to be paid out within sixty (60) days of the Termination Date in the form of a lump sum in cash equal to the lesser of (i) the sum of (a) the fair market value of the unvested Intel restricted stock units and unvested Intel outperformance share units (with performance determined in accordance with Section 7.1(j) of the Subscription Agreement) and (b) the spread value of the unvested Intel stock options, in each case, for which they were substituted and determined as of the closing of the transactions contemplated by the Subscription Agreement and (ii) the Fair Market Value of the RSUs at the time of termination of Executive’s employment with the Company.

If the Release Period spans two (2) calendar years, then payments that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in the form of a lump sum on the first payroll date that occurs in the second calendar year.

(i) “Cause” means, as determined by the Board in its reasonable good faith judgment, Executive’s: (i) commission of an act of material fraud; (ii) intentional refusal or willful failure to carry out the lawful and reasonable instructions of the Board or commission of an act of material dishonesty; (iii) conviction of (or a plea of no contest to) a (x) felony or (y) misdemeanor crime involving moral turpitude, where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (iv) gross misconduct or gross negligence in connection with the performance of his duties; (v) material breach of any provision of this Agreement or material violation of any material written policy or written code of conduct of the Company Group that has been made available to Executive; (vi) breach of fiduciary duty to the Company Group; (vii) failure to cooperate with the Company Group in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission (the “SEC”) enforcement action; or (viii) breach of duty of loyalty to the Company Group. Executive will not be terminated for Cause until Executive has been given the opportunity to appear in person with legal counsel before the entire Board in order to explain Executive’s position on the allegations or claims that constitute Cause.

(ii) “Good Reason” shall mean, without Executive’s consent: (i) a material breach by the Company Group of this Agreement or other written material agreement between Executive and the Company Group; (ii) a material diminution of Executive’s duties, responsibilities or status (except to the extent such diminution results solely from a Change in Control (as defined in the Plan) in which the Company becomes a subsidiary of another entity (or substantially all of the assets of the Company Group are otherwise combined with the assets of the acquirer)); (iii) a material reduction by the Company Group in Executive’s Base Salary or bonus opportunity, unless related to a broad reduction of no more than 15% applying to all similarly-situated employees; or (iv) the relocation of the Principal Place of Business by more than fifty (50) miles. In all cases, an event or condition shall not constitute “Good Reason” unless (x) within thirty (30) days of the occurrence of the event or condition Executive believes constitutes Good Reason Executive provides the Company with a written notice (a “Good Reason Notice”) that specifically explains the basis for Executive’s belief that facts constituting Good Reason exist, (y) in the case of any of the above events which is capable of being cured within thirty (30) days of the Company’s receipt of the Good Reason Notice, the Company fails to cure (or cause to be cured) the applicable event or condition within thirty (30) days after the Company’s receipt of the Good Reason Notice, and (z) Executive actually terminates his employment (and, if applicable, other service relationship) within sixty (60) days after the Company’s receipt of the Good Reason Notice.

3.6 No Other Benefits Upon Termination. Except as provided in the applicable sub-section of this Section 3 and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations upon the termination of Executive’s employment with the Company.

3.7 Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Executive’s obligations hereunder shall be subject to his reasonable availability, and, without limiting any of the restrictions in Section 4 below, the parties shall cooperate to avoid having Executive’s commitment under this Section 3.7 materially interfere with other business obligations of Executive. The Company shall reimburse Executive for any reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the Termination Date.

4. NON-SOLICITATION & NON-COMPETITION

4.1 Non-Compete; Non-Solicit of Customers. Executive agrees that he shall not, directly or indirectly, during the Term and, solely to the extent such act or activity involves the use of the Company Group’s trade secrets and other Confidential Information, for the twelve (12)-month period following the Termination Date, (i) become an employee, director, or independent contractor, stockholder or other owner (other than as (a) a holder of less than 1% of any class of securities of any company (whether public or private) or (b) a holder of a passive equity interest in a private debt or equity investment fund in which Executive does not have the ability to control or exercise any managerial influence over such fund) of, or a consultant to, or perform any services for, any Person that engages in security solutions related to computers, mobile devices and networks (a “Competing Business”), or (ii) solicit or engage or attempt to solicit or engage, as applicable, any customer or supplier of the Company Group in connection with a Competing Business or to terminate or alter in a manner adverse to the Company Group such customer’s or supplier’s relationship with the Company Group. For purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

4.2 Non-Solicit of Employees. Executive agrees that he shall not, directly or indirectly, during the Term and for the twelve (12)-month period following the Termination Date solicit or attempt to solicit, as applicable, any Company Group employee, any natural person serving as an independent contractor (or any entity independent contractor controlled by a natural person providing services to the Company Group) (an “Independent Contractor”) or individual who was a Company Group employee or Independent Contractor within the six (6) month period immediately prior thereto to terminate or otherwise alter his, her or its employment or other service relationship with the Company Group.

4.3 Confidential Information. Executive acknowledges and agrees that all information regarding the Company Group or the activity of the Company Group that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company Group, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. Executive further acknowledges and agrees that by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company Group could suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the Term and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any

Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of his employment and the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which he may then possess or have under his control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action. Nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires Executive to provide notice the Company with notice of the same. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

4.4 Intellectual Property

(a) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment with the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, and agrees to assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company (or any member of the Company Group so designated by the Company) to the extent ownership of any such rights does not vest originally in the Company Group.

(b) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company Group in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(c) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant written policies and guidelines of the Company Group that have been made available to Executive, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(d) Notwithstanding the foregoing, this Section 4.4 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, Executive’s obligation to assign Executive’s right, title and interest throughout the world in and to all Company Works does not apply to any Works that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Confidential Information except for those Company Works that either (A) relate to the business of the Company Group at the time of conception or reduction to practice of the Work, or actual or demonstrably anticipated research or development of the Company Group or (B) result from any work performed by Executive for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B. Executive shall disclose all Works to the Company, even if Executive does not believe that Executive is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such Works to the Company.

4.5 Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company Group and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 4 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach could be inadequate and the Company could suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

5. GENERAL PROVISIONS

5.1 Assignment; Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

5.2 Legal Fees. Not later than ten (10) business days of the Effective Date, the Company shall pay or reimburse the Executive for any and all reasonable attorneys’ fees and related costs paid in connection with his negotiation and execution of this Agreement and the LTI Agreements, up to a maximum amount of $50,000.

5.3 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below (or such other address as is provided in writing to the other party):

To the Company or Parent	General Counsel Corporate Headquarters 2821 Mission College Blvd. Santa Clara, CA 95054

With copies (not constituting notice to:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Adam Fliss

AFliss@tpg.com

and

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred Rose and Michael Roh

Email: alfred.rose@ropesgray.com and

michael.roh@ropesgray.com

To Executive:	At his most recent address or email address shown in the Company’s records

With copies (not constituting notice to:	Law Office of Richard Grimm 2391 The Alameda, Suite 200 Santa Clara, CA 95050 Attention: Richard Grimm Email: Richard@richardgrimm.com

5.4 Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing, with such written document explicitly referencing this Agreement, and signed by each of the parties hereto.

5.5 Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

5.6 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.7 Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Delaware. The parties irrevocably consent to the jurisdiction of, and venue in, the state and federal courts in the State of Delaware, with respect to any matters pertaining to, or arising from, this Agreement.

5.8 Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including, without limitation, the Non-Binding Employment Term Sheet dated as of September 7, 2016.

5.9 Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

5.11 Taxes.

(a) The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.

(b) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months and one (1) day following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, shall be construed as a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

(c) Notwithstanding anything to the contrary in Section 3.5, in the event that the COBRA Subsidy would subject the Company Group or Executive to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.

5.12 Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company Group may be entitled or required by law, the Company Group’s policy (the “Clawback Policy”) or the requirements of an exchange on which the shares of an affiliate of the Company are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company; provided that, except as required by law or the requirements of an exchange on which the shares of an affiliate of the Company are listed for trading, no compensation paid or equity awards granted to Executive, whether pursuant to this Agreement or otherwise, prior to a public offering and sale of the common equity of the Company, a parent company thereof or any successor to either the Company or such parent for cash that is registered under the Securities Act of 1933, as amended, on Form S-1 (or a successor form), shall subject to recoupment under the Clawback Policy. Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of Executive.

5.13 Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control that contain Confidential Information or otherwise relate to the business of the Company Group, and cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware, and shall otherwise return to the Company all property of the Company Group.

5.14 No Conflict. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement, non-solicit agreement or confidentiality agreement with any other Person which would interfere in any material respect with the performance of his duties hereunder.

5.15 Indemnification. During the Term and thereafter, the Company agrees that it shall indemnify Executive and provide Executive with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to the Company’s Board members and other most senior executive officers.

5.16 Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 4 and 5 of this Agreement, shall survive the termination of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

MCAFEE EMPLOYEE HOLDINGS, LLC

By:	/s/ Michael Berry
Name:	Michael Berry
Title:	Vice President

FOUNDATION TECHNOLOGY WORLDWIDE LLC

By:	/s/ Michael Berry
Name:	Michael Berry
Title:	Chief Financial Officer

EXECUTIVE

/s/ Christopher D. Young
Christopher D. Young

Exhibit A

EMPLOYEE RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance pay and benefits to be provided to me under the Employment Agreement between me and McAfee Employee Holdings, LLC (the “Company”), Foundation Technology Worldwide LLC (“Parent”) (the “Employment Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, Parent and their current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, connected with or arising out of my employment or its termination or the Employment Agreement or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which I was previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (collectively, the “Released Claims”). This Release of Claims shall not apply to (a) any claim that arises after I sign this Release of Claims, (b) any rights to indemnification that I may have, (c) any claim that may not be waived pursuant to applicable law, (d) my rights to severance pay and benefits under the Employment Agreement as set forth on Schedule I1, (e) my rights following the date hereof with respect to any equity interests I hold in Parent or any of its affiliates or (f) my rights to any vested benefits to which I am entitled under the terms of any of the Company’s benefit plans.

In signing this Release, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

[1]	Schedule to reflect severance owed at termination.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all Released Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release contemplates the extinguishment of such Release Claim or Released Claims.

Notwithstanding the foregoing, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)]2 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature: _____________________________________

Name: ________________________________________

Date Signed: ___________________________________

[2]	To be determined by the Company at the time of separation.

COMPANY RELEASE OF CLAIMS

The Company hereby and forever releases Christopher D. Young (the “Employee”) from any and all claims arising out of or relating to the Employee’s employment or other relationship with the Company and the conclusion of that employment or other relationship that the Company may possess against the Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the date of execution of this release of claims. Notwithstanding anything to the contrary herein, this release of claims shall not apply to any claim (a) that arises after the execution of this release of claims or (b) related to any intentional or grossly negligent act or omission of the Employee.

In signing this release of clams, the Company expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Employee (subject to the exceptions noted above), the Company expressly acknowledges that this release of claims is intended to include in its effect, without limitation, all released claims (subject to the exceptions noted above) which the Company does not know or suspect to exist in its favor at the time of execution hereof, and that this release of claims contemplates the extinguishment of such released claims.

Intending to be legally bound, the Company has signed this Release of Claims as of the date written below.

Signature: _____________________________________

Name: ________________________________________

Title: _________________________________________

Date Signed: ___________________________________

EXHIBIT B

You are hereby notified that the Employment Agreement to which this Exhibit B is attached does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, and that the provisions of Section 4.4 of the Employment Agreement are subject to the provisions of Sections 2870, 2871 and 2872 of the California Labor Code.

The following is the text of California Labor Code Sections 2870, 2871 and 2872:

SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.